EXHIBIT 10(m)



                                  WELLMAN, INC.
                 AMENDED AND RESTATED DIRECTORS' RETIREMENT PLAN


                                   ARTICLE I

                                    TITLE

    The title of this plan shall be the "Wellman, Inc. Directors' Retirement Plan".


                                  ARTICLE II

                                  DEFINITIONS

    As used herein, the following words and phrases shall have the following respective meanings unless clearly indicated to the contrary by the context:

    (a)  Plan:  The plan set forth herein, as from time to time amended.

    (b)  Committee:  The Compensation Committee of the Company's Board of
Directors.

    (c) Company: Wellman, Inc., a Delaware corporation, and any corporation which shall succeed to the business of such corporation and adopt the Plan.

    (d) Director: An individual who is a duly elected and acting member of the Board of Directors of the Company.

    (e)  Participant:  A Director who is not also an employee of the Company.

    (f) Continuous Service: The period of a Participant's continuous tenure on the Board of Directors of the Company prior to the termination of such tenure, measured in complete years of service, which may include service completed prior to the Effective Date but shall not include service completed prior to June 15, 1987 and shall not include service completed prior to any break in the Participant's tenure as a Director.

In the event of the occurrence of a takeover, a Participant serving as a Director immediately prior thereto shall receive credit for the full year of service otherwise interrupted by the takeover.

    (g) Annual Director's Fee: A Participant's total annual retainer, excluding meeting fees, for the twelve consecutive month period immediately preceding the date on which he ceased to be a Participant.

    (h) Retirement Benefit: The amount payable to the Participant in accordance with the provisions of Article III.

    (i)  Plan Year:  The calendar year.

    (j) Effective Date: The Plan was effective October 30, 1991; it was subsequently amended and restated effective May 17, 1994.


                                  ARTICLE III

                   AMOUNT AND PAYMENT OF RETIREMENT BENEFIT

    (a) Each Participant whose tenure as Director terminates on or after his completion of at least three (3) full years of Continuous Service shall be entitled to receive a Retirement Benefit in an amount equal to the Annual Director's Fee multiplied by the Participant's number of full years of Continuous Service. Subject to final determination by the Committee, the Participant may elect to receive his Retirement Benefit either in a lump sum payment or in five (5) annual installment payments. Payment of a Participant's Retirement Benefit shall be made or commence if in installments within ninety days (90) of the date on which the Participant's tenure as Director terminates.

    (b) In the event of the death of a Participant who is eligible for a Retirement Benefit under this Article IV but who dies prior to receipt of the Retirement Benefit then accrued but unpaid, the Retirement Benefit shall be paid to the Participant's designated beneficiary in the manner and at the time payable hereunder to the Participant. If no beneficiary is designated or if the designated beneficiary is not surviving, any amount payable under this paragraph
(b) shall be paid pursuant to the laws of intestacy which would be applicable with respect to the Participant.

    (c) In the event a Participant's Retirement Benefit is payable in installments, interest shall be credited for the period beginning after the initial installment payment is made to the remaining installments at the rate determined by the Committee.

    (d) All benefits payable pursuant to the Plan shall be paid from the Company's general operating assets, or through the purchase of insurance, as the Committee may determine. In no event shall a Participant have a right to any asset of the Company to enforce his rights to benefits hereunder. Each Participant shall have rights to benefits no greater than the rights of a general unsecured creditor of the Company. The Company's obligation under the Plan, if any, with respect to a Director constitutes a mere promise by the Company to pay benefits in the future.

    (e) Except as may be required by law, a Participant's rights to benefits under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant's beneficiary.


                               ARTICLE IV

                             ADMINISTRATION

    (a) The Committee shall be responsible for the administration of the Plan and shall have the power and discretion to construe and interpret the provisions of the Plan, to determine eligibility for benefits under the Plan and to answer all questions arising under the Plan.

    (b) Each person entitled to receive a payment under the Plan shall be responsible for filing with the Committee such person's mailing address and each change therein.

    (c) The Committee shall keep such record of its proceedings relative to the Plan as it deems necessary or advisable for the administration of the Plan.

    (d) The review and appeal procedures for claims for benefits under the Plan shall be the same as those procedures set forth in the Wellman, Inc. Retirement Plan.


                                ARTICLE V

                              MISCELLANEOUS

    (a) The expenses of the Plan and of the Committee in administering the Plan shall be borne by the Company.

    (b) The Company reserves the right to amend and/or terminate the Plan from time to time and at any time as it deems appropriate by written instrument duly adopted by the Board of Directors, without the consent of or notice to any Participant. In addition, the Committee shall be authorized to make minor or ministerial amendments to the Plan, as well as amendments required by applicable federal or state law (or authorized or made desirable by such statutes). Any such amendment or termination shall not affect the rights of any Participant (without his written consent) to any benefit under the Plan to which the Participant may have already become entitled as a result of Service prior to the effective date of the amendment or termination.

    (c) In the event that the Company shall be reorganized by way of merger, consolidation, transfer of assets or otherwise, so that another corporation, partnership, or other entity or person shall succeed to all or substantially all of the Company's business, such successor shall be substituted for the Company under the Plan.

    (d) The Plan shall not be interpreted as conferring any right upon any Director to continue in such position.

    (e) The Plan shall be interpreted and construed in accordance with the laws of the State of Delaware.